Hoak Public Equities, L.P. SC 13D/A

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated August 17, 2023 (including amendments thereto) with respect to the Class A Common Stock of Noodles & Company. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	August 17, 2023

Hoak Public Equities, L.P.		Hoak Fund Management, L.P.

By: Hoak Fund Management, L.P., its general partner		By: Hoak & Co., its general partner

By: Hoak & Co., its general partner		By:	/s/ J. Hale Hoak
J. Hale Hoak
By:	/s/ J. Hale Hoak		President
J. Hale Hoak
President

Hoak & Co.		James M. Hoak, Jr.

By:	/s/ J. Hale Hoak	By:	/s/ James M. Hoak, Jr.
	J. Hale Hoak		James M. Hoak, Jr.
President

J. Hale Hoak		Zierk Family 2010 Irrevocable Trust

By:	/s/ J. Hale Hoak	By:	/s/ J. Hale Hoak
	J. Hale Hoak		J. Hale Hoak, Trustee